EXHIBIT 1.1


                        INVESCO UNIT TRUSTS, SERIES 1429

                                TRUST AGREEMENT

                               Dated: May 8, 2014

      This Trust Agreement among Invesco Capital Markets, Inc., as Depositor, The Bank of New York Mellon, as Trustee, and Cohen & Steers Capital Management, Inc. and Invesco Investment Advisers LLC each, as a Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

      In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

      Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

      The following special terms and conditions are hereby agreed to:

      1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

      2. The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for the Trusts in the "Statements of Condition" in the Prospectus.

      3. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Essential Information" in the Prospectus.

      4. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Essential Information" in the Prospectus.

      5. The term "Deferred Sales Charge Payment Date" shall mean October 10, 2014 and the tenth day of each month thereafter through February 10, 2015.

      6. With respect to Financial Institutions Portfolio, Series 62 only, the term "Percentage Ratio" shall mean (a) for the first ninety (90) days of such Trust's term, the percentage relationship among the Equity Securities based on the dollar value of each Equity Security per Unit existing immediately prior to an additional deposit of Securities and (b) for the remaining term of such Trust, the percentage relationship among each Equity Security based on the number of shares of each Equity Security per Unit existing immediately prior to an additional deposit of Securities. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security.

      7. With respect to REIT Income Portfolio 2014-2 only, the term "Supervisor" shall mean Cohen & Steers Capital Management, Inc. and its successors in interest, or any successor portfolio supervisor appointed as provided in the Standard Terms and Conditions of Trust. With respect to all other Trusts, the term "Supervisor" shall mean Invesco Investment Advisers LLC and its successors in interest, or any successor portfolio supervisor as provided in the Standard Terms and Conditions of Trust.

      8. With respect to REIT Income Portfolio 2014-2 only, the Depositor's annual compensation rate described in Section 3.13 shall be that amount set forth under "Bookkeeping and administrative fees" in the "Fee Table" in the Prospectus. With respect to all other Trusts, the Depositor's annual compensation rate described in Section 3.13 and the Supervisor's annual compensation rate described in Section 4.01 collectively shall be that amount set forth under "Supervisory, bookkeeping and administrative fees" in the "Fee Table" in the Prospectus.

      9. With respect to REIT Income Portfolio 2014-2 and Utility Income Portfolio, Series 45 only, Section 3.05(b)(ii) shall be replaced in its entirety by the following:

      "(ii) For purposes of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholders pro rata share of the balance in the Income Account calculated on the basis of one-twelfth of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution (or portion or multiple thereof for the first Income Distribution), after deduction of

      (1) the fees and expenses then deductible pursuant to Section 3.05(a) and
(2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to this Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

      In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

      10. With respect to REIT Income Portfolio 2014-2 only, the first paragraph of Section 4.01 is hereby replaced by the following:

      "Section 4.01. Compensation. As compensation for providing supervisory portfolio services under this Indenture, the Trust will accrue daily and pay to the Supervisor at the end of each calendar quarter an aggregate annual fee in an amount equal to 0.05% of the average daily Trust Evaluation (described in Section 6.01) for REIT Income Portfolio 2014-2."

      11. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

      IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                         INVESCO CAPITAL MARKETS, INC.

                            By: /s/ JOHN F. TIERNEY
                            -----------------------
                                 Vice President


                        INVESCO INVESTMENT ADVISERS LLC

                            By: /s/ JOHN F. TIERNEY
                            -----------------------
                     Vice President and Executive Director


                    COHEN & STEERS CAPITAL MANAGEMENT, INC.

                               By: /s/ FRANK POLI
                               ------------------
                            Executive Vice President


                          THE BANK OF NEW YORK MELLON

                           By: /s/ JOANNA YEDREYESKI
                           -------------------------
                                 Vice President



                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                        INVESCO UNIT TRUSTS, SERIES 1429

     [Incorporated herein by this reference and made a part hereof is each "Portfolio" schedule as set forth in the applicable Prospectus.]